Exhibit 23.2

May 30, 2010

Tel Aviv, Israel

LETTER OF CONSENT

We hereby consent to the reference to (i) our firm’s name, and (ii) our reports relating to the valuation of the ordinary shares of Eyeblaster Inc. (the “Company”) in the registration Statement on Form S-1 of the Company. The reports included in this consent are our common share valuation studies as of January 2010, November 2009, August 2009, December 2008, September 2008, June 2008, February 2008 and June 2007 and any amendments thereto.

Very truly yours,

BDO Ziv Haft Consulting and Management Ltd.

/s/ BDO Ziv Haft Consulting and Management Ltd.